Exhibit 99.1

Aviat Networks Appoints Michael Pangia as President & CEO

Chuck Kissner to Continue Chairman Role

SANTA CLARA, Calif., July 18, 2011 – Aviat Networks, Inc. (NASDAQ:AVNW), a leading provider of wireless transmission solutions, announced that effective today Michael Pangia, who was Aviat Networks’ SVP and Chief Sales Officer, has been appointed President & CEO and a member of the Board of Directors. Chuck Kissner will continue as Chairman of the Board of Directors.

Kissner became CEO on June 28, 2010 to lead a transformation of Aviat’s business. Pangia has led the Sales and Services operations of the company since he joined in March 2009 and was part of the management team that led the restructuring and turnaround efforts over the past year.

During that time, the company has reduced costs, refocused its business, introduced new products, stabilized its top line, and streamlined operations.

“I’m delighted that the Board has expressed their confidence in me and the management team going forward,” said Pangia. “We made tremendous progress over the last year on many fronts, and believe we are now well-positioned to move Aviat to the next stage. We now have a company with better operating leverage, a strong pipeline of new products, and an enthusiastic customer base. I expect the transition to be a smooth one, and look forward to reporting our Q4 FY11 and full year results in August.”

“The Aviat Networks team accomplished its goals over the past year,” said Kissner. “As expected, we essentially completed our fiscal 2011 restructuring program to reduce operating costs, continued to roll out innovative new products, and saw the resumption of strong demand for our products and services. We now have a strong roadmap for the future.”

Prior to joining Aviat Networks, Pangia held a number of executive positions at Nortel Networks in Sales, Operations, and Finance. As President of the Asia Region, he had P&L responsibility for $1.8 billion in sales.

Fourth Fiscal Quarter 2011 Outlook

On May 5, 2011, the Company provided revenue guidance of $105 million to $120 million for the fourth quarter FY2011, based on backlog, business trends and operational changes, and some supply risks specific to Japan. Although we have not yet finalized and completed all reviews of the financial results for the fourth quarter, we now believe revenue for the fourth quarter FY2011 will be in the range of $115 million to $120 million. In addition, we expect to report that the orders book-to-bill ratio was greater than 1 and that the company’s cash balance increased from end of the previous quarter. As the company is still assessing revenue as part of its year end close, this guidance is subject to change until fourth quarter and full year fiscal 2011 results are announced in August. Also, given the need to complete the year end audit, this is the only guidance we intend to provide at this time.

About Aviat Networks

Aviat Networks, Inc. is a leader in wireless transmission solutions. We apply innovation and IP networking expertise toward building a carrier class foundation for future mobile and fixed broadband networks. With more than 750,000 systems installed around the world, Aviat Networks has built a reputation as a leader in offering best-of-breed solutions including LTE-ready microwave backhaul and a complete portfolio of service and support options to public and private telecommunications operators worldwide. With a global reach and local presence in more than 46 countries, Aviat Networks works by the side of its customers allowing them to quickly and cost effectively seize new market and service opportunities. Aviat Networks, formerly Harris Stratex Networks Inc., is headquartered in Santa Clara, California and is listed on NASDAQ (AVNW). For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.

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Media Contact:

Cynthia Johnson, Aviat Networks, (408) 550-3321, cynthia.johnson@aviatnet.com

Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Aviat Networks, Inc. and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipates”, “believe”, “plan”, “estimate”, “expect”, “goal”, “will”, “see”, “continues”, “delivering”, “view”, and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Aviat Networks. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	continued price erosion as a result of increased competition in the microwave transmission industry;

•	the impact of the volume, timing and customer, product and geographic mix of our product orders;

•	our suppliers’ inability to perform and deliver on time as a result of their financial condition, component shortages or other supply chain constraints, such as the recent natural disasters in Japan;

•	our ability to meet projected new product development dates or anticipated cost reductions of new products;

•	customer acceptance of new products;

•	the ability of our subcontractors to timely perform;

•	continued weakness in the global economy affecting customer spending;

•	retention of our key personnel;

•	our ability to manage and maintain key customer relationships;

•	uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

•	the timing of our receipt of payment for products or services from our customers;

•	our failure to protect our intellectual property rights or defend against intellectual property infringement claims by others;

•	the effects of currency and interest rate risks; and

•	the impact of political turmoil in countries where we have significant business.

For more information regarding the risks and uncertainties for our business, see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 9, 2010 as well as other reports filed by Aviat Networks, Inc. with the SEC from time to time. Aviat Networks undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.